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Stockholder Engagement Presentation

May 2023

Nasdaq: TWOU

Safe Harbor

This presentation contains forward-looking statements regarding 2U, Inc.'s future business expectations, which are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts contained in this presentation, including statements regarding future results of operations and financial position of 2U, including financial targets, business strategy, and plans and objectives for future operations, are forward-looking statements. 2U has based these forward-looking statements largely on its estimates of its financial results and its current expectations and projections about future events and financial trends that it believes may affect its financial condition, results of operations, business strategy, short-term and long-term business operations and objectives, and financial needs as of the date of this presentation. The company undertakes no obligation to update these statements as a result of new information or future events. These forward-looking statements are subject to a number of risks, uncertainties and assumptions that could cause actual results to differ materially from the results predicted, including, but not limited to:

- *trends in the higher education market and the market for online education, and expectations for growth in those markets;*
- *the company's ability to maintain minimum recurring revenues or other financial ratios through the maturity date of our amended term loan facilities;*
- *the acceptance, adoption and growth of online learning by colleges and universities, faculty, students, employers, accreditors and state and federal licensing bodies;*
- *the impact of competition on the company's industry and innovations by competitors;*
- *the company's ability to comply with evolving regulations and legal obligations related to data privacy, data protection and information security;*
- *the company's expectations about the potential benefits of its cloud-based software-as-a-service technology and technology-enabled services to university clients and students;*
- *the company's dependence on third parties to provide certain technological services or components used in its platform;*
- *the company's expectations about the predictability, visibility and recurring nature of its business model;*
- *the company's ability to meet the anticipated launch dates of its offerings;*
- *the company's ability to acquire new clients and expand its offerings with existing university clients;*
- *the company's ability to successfully integrate the operations of its acquisitions, including the edX acquisition, to achieve the expected benefits of its acquisitions and manage, expand and grow the combined company;*
- *the company's ability to refinance its indebtedness on attractive terms, if at all, to better align with its focus on profitability;*
- *the company's ability to service our substantial indebtedness and comply with the covenants and conversion obligations contained in the indenture governing our 2.25% convertible senior notes due 2025 and 4.50% convertible senior notes due 2030 and the credit agreement governing our revolving credit facility;*
- *the company's ability to generate sufficient future operating cash flows from recent acquisitions to ensure related goodwill is not impaired;*
- *the company's ability to execute its growth strategy including international and grow our business internationally;*
- *the company's ability to continue to recruit prospective students for its offerings;*
- *the company's ability to maintain or increase student retention rates in its degree programs;*
- *the company's ability to attract, hire and retain qualified employees;*
- *the company's expectations about the scalability of its cloud-based platform;*
- *potential changes in laws, regulations or guidance applicable to the company or its university clients;*
- *the company's expectations regarding the amount of time its cash balances and other available financial resources will be sufficient to fund its operations;*
- *the impact and cost of stockholder activism;*
- *the potential negative impact of the significant decline in the market price of our common stock, including the impairment of goodwill and indefinite-lived intangible assets;*
- *the impact of any natural disasters or public health emergencies, such as the coronavirus disease 2019 pandemic;*
- *the company's expectations regarding the effect of the capped call transactions and regarding actions of the option counterparties and/or their respective affiliates; and*
- *other factors beyond the company's control.*

These and other potential risks and uncertainties that could cause actual results to differ from the results predicted are more fully detailed under the heading "Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2022, and other SEC filings. Moreover, 2U operates in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for 2U management to predict all risks, nor can 2U assess the impact of all factors on its business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements 2U may make. In light of these risks, uncertainties and assumptions, the forward-looking events and circumstances discussed in this press release may not occur and actual results could differ materially and adversely from those anticipated.

2U at a Glance

A leading global online learning platform

Through the edX platform, 2U connects millions of learners with world-class education in partnership with colleges, universities, and companies. Our people and technology are powering digital education offerings — from free courses to full degrees — and helping unlock human potential

- Industry-leader in **>$36B global online higher education market**[1]
- Proprietary digital marketing expertise
- Scalable edX platform with high domain authority[2]
- Platform strategy fundamentally improves operating efficiency while enhancing value proposition to learners and partners
- Clear path to increasing adjusted EBITDA, improving margins and generating sustainable cash flows



PLATFORM EXPERIENCE
Products
edX
Enabling Functions
Partners (Supply)
Learners (Demand)

4,200+	76M+	250+	50K+	$948M
DIGITAL OFFERINGS	LEARNER-PROSPECTS	PARTNERS	DEGREE GRADUATES SINCE INCEPTION	TRAILING 12-MONTHS REVENUE[3]

(1) Source: HolonIQ SmartEstimates, Apr. 2020. Projects the global online higher education market to grow from $36B to $74B (14% CAGR) from 2019 - 2025.
(2) Source: Moz, Apr. 2023.
(3) As of March 31, 2023.

Performance Highlights

Focused on Driving Profitability and Sustainable Cash Flow
(in millions)



Revenue
15% CAGR
$575
$963
$990
2019
2023E[1]



Adjusted EBITDA[2]
+$184
$(24)
$125
$160
2019
2023E[1]



Adjusted Unlevered Free Cash Flow[2]
$(80)
$11
N/A
2019
2023E

- → Growing acceptance of online education following the pandemic
- → Led by Alternative Credential growth

- → Platform strategy enables more efficient marketing and personnel expense
- → Lower degree launch cadence

- → Marketing efficiency and scale drive higher profitability
- → Scaling capital expenditures as business grows

(1) Reflects the midpoint of 2023 guidance provided in 2U's first quarter earnings release on April 26, 2023 for Revenue of $985M to $995M, Net loss of $93M to $87M and Adjusted EBITDA of $157M to $163M.
(2) Adjusted EBITDA and adjusted unlevered free cash flow are non-GAAP financial measures. Refer to the appendix for a reconciliation of non-GAAP to GAAP measures.

Responsive Compensation Actions Taken During 2022-2023

Following extensive stockholder engagement and in direct response to investor feedback, the Compensation Committee made significant changes to our executive compensation program structure

Scope of Outreach and Engagement

We reached out to stockholders representing **68%** of O/S	We met with stockholders representing **46%** of O/S	Our Chairman of the Board met with stockholders representing **17%** of O/S *Representing 50% of total calls*

Stockholder Feedback Theme	2022 / 2023 Actions in Response to Stockholder Feedback
Pay for Performance	• **Reduced** the size of 2023 equity grant values at all levels of the organization, including a **reduction of approximately 40% for our CEO and all other NEOs** • **Increased** the percentage of 2023 equity compensation that is comprised of **performance-based RSUs from 50% to 55%** • **Lowered** the **maximum upside** opportunity of the performance-based **financial-PRSUs** from **200% to 150%**
Overlapping Performance Metrics	• Implemented **distinct performance metrics** in the bonus plan and financial-PRSU component of the long-term incentive compensation program
Relative TSR PRSUs	• Implemented a **relative TSR modifier,** which cannot exceed 0% when absolute Company TSR is negative, regardless of relative TSR performance • Required **above-median relative TSR** performance **to earn target payout** for market-PRSUs
Performance Periods for Financial-PRSUs	• **Added disclosure** regarding rationale for the **one-year performance periods for financial-PRSUs**, which relate to acquisitions we have made in recent years
DE&I Goals in Bonus Plan	• Included **DE&I goals** to the annual bonus program that are **specific and quantitative** • Enhanced our disclosure around the DE&I goals to provide **more details on the specific metrics, weighting and performance**

2023 Executive Compensation Overview

Our compensation program includes changes based directly on stockholder feedback, and is designed to be long-term incentive oriented and closely aligned with our commitment to stockholder value creation

Pay Element	Form	Performance Measures & Key Characteristics	2023 CEO Target Mix
Salary	**Fixed Cash**	Fixed competitive pay based on performance, experience and criticality of role	8%
Short-Term Incentive Awards (STI)	**Performance-Based Cash**	100% of STI based on objective quantitative targets • Adjusted EBITDA – Threshold level of adjusted EBITDA performance required for payout • DE&I Goals – Based on achievement of specific, quantifiable DE&I goals **New disclosure** – Can only negatively impact payout	10%
Long-Term Incentive Awards (LTI)	**PSUs**	Financial-PRSUs: Cliff-vest at the end of three annual performance periods • Adjusted Net Income • Relative TSR Modifier **New** – Based on the Company's TSR relative to the Russell 3000 index – Can positively or negatively impact payout up to 20% • Total payouts are capped at 150%; TSR modifier cannot exceed 0% when absolute Company TSR is negative **New**	45%
	RSUs	Vest quarterly over three years	37%

92% of our CEO's 2023 target compensation is variable and at risk

Engaged and Diverse Board of Directors

Our Board consists of highly skilled director nominees with diverse backgrounds and perspectives to enhance oversight of our business strategy and our corporate governance practices[1]

Christopher Paucek



Co-Founder and CEO, 2U

Paul Maeder



Independent Chair

Founder & General Partner, Highland Capital Partners

Timothy Haley



Founding Partner & Managing Director, Redpoint Ventures

Edward Macias



Provost Emeritus, Washington University in St. Louis

John Larson



Executive Chair, Triumph Higher Education Group

Earl Lewis



Professor at the University of Michigan

Coretha Rushing



Managing Director, The ExCo Group

Robert Stavis



Partner, Bessemer Venture Partners

Skills & Experience

- Education Industry (6)
- Enterprise Risk Management (ERM) (8)
- Technology (6)
- Cybersecurity / Data Privacy (3)
- Financial Expertise / Capital Allocation (7)
- International Business (6)
- ESG (7)
- Government / Public Policy (6)
- Platform Strategy (4)
- Human Capital / Diversity & Inclusion (6)

(1) This information on this slide reflects the anticipated Board composition following 2023 Annual Meeting of Stockholders, at which time Sallie Krawcheck, Alexis Maybank, and Greg Peters will step off the Board. The Company has a strong track record of diversity on the Board, and in connection with filling any vacancies created by director departures, the Board will continue to view diversity as an important consideration in its composition.

We Request Your Support at the 2023 Annual Meeting of Stockholders

The Board recommends that you vote FOR all proposals

FOR each of the nominees	**Election of All Director Nominees** • Ed Macias serves on the Nominating and Corporate Governance Committee, which implemented several governance changes in 2022, including phased declassification of the Board of Directors and a majority voting standard for uncontested director elections • John Larson serves as Chair of the Compensation Committee, which has implemented significant changes to the executive compensation program over the last three years in response to stockholder feedback
FOR	**Advisory Vote on Executive Compensation** Our Board made responsive changes informed by the concerns stockholders raised during recent engagements following the 2022 Say-on-Pay vote, and therefore recommends the approval of the compensation paid to our NEOs. Changes to our compensation program include: • Revised our TSR metric by requiring above-median relative TSR performance to earn target payout for 2022 and adding a payout cap when absolute TSR is negative • Effective 2023, decreased the size of NEO equity grants, increased the performance-based portion of equity compensation, and lowered the maximum upside opportunity of the financial PRSUs • Implemented two distinct metrics in the annual bonus plan and financial PRSU component of the 2023 equity program, to remove 'over-lapping' performance metrics
FOR	**Ratification of the Appointment of KPMG LLP as Independent Registered Public Accounting Firm**
FOR	**Approval of Amendment to the Employee Stock Purchase Plan to Increase the Number of Authorized Shares**
FOR	**Approval for Amendment to the Company's Certificate of Incorporation to Permit the Exculpation of Officers**

Appendix



Non-GAAP Measures & Definitions

This presentation includes the following non-GAAP financial measures: adjusted EBITDA, adjusted free cash flow, adjusted unlevered free cash flow, adjusted net income (loss), and adjusted net income (loss) per share. The company has provided a reconciliation of each non-GAAP financial measure used in this presentation to the most directly comparable GAAP financial measure. The company defines adjusted EBITDA as net income or net loss, as applicable, before net interest income (expense), foreign currency gains or losses, taxes, depreciation and amortization expense, deferred revenue fair value adjustments, transaction costs, integration costs, restructuring-related costs, stockholder activism costs, certain litigation-related costs, consisting of fees for certain non-ordinary course litigation and other proceedings, impairment charges, debt modification expense and losses on debt extinguishment, and stock-based compensation expense. The company defines adjusted free cash flow as net cash provided by (used in) operating activities, less capital expenditures, payments to university clients, and certain non-ordinary cash payments. The company defines adjusted unlevered free cash flow as adjusted free cash flow less cash interest payments on debt. The company defines adjusted net income (loss) as net income or net loss, as applicable, before foreign currency gains or losses, acquisition-related gains or losses, deferred revenue fair value adjustments, transaction costs, integration costs, restructuring-related costs, stockholder activism costs, certain litigation-related costs, consisting of fees for certain non-ordinary course litigation and other proceedings, impairment charges, debt modification expense and losses on debt extinguishment, and stock-based compensation expense. Adjusted net income (loss) per share is calculated as adjusted net income (loss) divided by diluted weighted-average shares of common stock outstanding for periods that result in adjusted net income, and basic weighted-average shares outstanding for periods that result in an adjusted net loss. Some of the adjustments described above may not be applicable in any given reporting period and they may vary from period to period.

The company's management uses these non-GAAP financial measures to understand and compare operating results across accounting periods, to understand cash generated by or available for operational expenses and investment in the business after capital expenditures, for internal budgeting and forecasting purposes, for short- and long-term operating plans, and to evaluate the company's financial performance. Management believes these non-GAAP financial measures reflect the company's ongoing business in a manner that allows for meaningful period-to-period comparisons and analysis of trends in the company's business as they exclude expenses that are not reflective of ongoing operating results. Management also believes that these non-GAAP financial measures provide useful information to investors and others in understanding and evaluating the company's operating results and prospects in the same manner as management and in comparing financial results across accounting periods and to those of peer companies. Non-GAAP measures have certain limitations, as they do not reflect all items of income and expense that affect the company's operations. The company compensates for these limitations by reconciling non-GAAP financial measures to the most directly comparable GAAP financial measure. Non-GAAP financial measures should be considered in addition to, not as a substitute for or in isolation from, GAAP measures. Further, these non-GAAP measures may differ from the non-GAAP information used by other companies, including peer companies, and therefore comparability may be limited. Management encourages investors and others to review the company's financial information in its entirety and not rely on a single financial measure.

Learner-Prospect: We define Learner-Prospects as each individual that registers with a unique email as a registered learner on edx.org (adjusted to remove spam, test accounts and cancellations) plus learners that express interest in one of our offerings by completing a lead form across our web properties. Learner-Prospects is not intended as a measure of active engagement. New Learner-Prospects are individuals that register on edX.org or complete a lead form in a particular period.

2019 - 2023 Adjusted EBITDA Reconciliations

(in millions)

	2019	2020	2021	2022	Outlook for FY'23[2]
Revenue	**$574.7**	**$774.5**	**$945.7**	**$963.1**	**$990.0**
Net loss	**$(235.2)**	**$(216.5)**	**$(194.8)**	**$(322.2)**	**$(90.0)**
Adjustments:					
Stock-based compensation expense	51.5	82.0	97.8	80.2	58.0
Other expense (income), net	0.7	1.4	(22.3)	3.8	--
Amortization of acquired intangible assets	28.7	42.4	43.9	53.4	30.0
Income tax benefit on amortization of acquired intangible assets	(1.6)	(1.3)	(1.1)	(1.2)	--
Acquisition-related income tax expense (benefit)	(17.5)	--	--	--	--
Impairment charges	70.4	--	--	138.3	--
Debt modification expense and loss on debt extinguishment	--	11.7	1.1	--	16.7
Restructuring charges	10.8	6.8	8.5	33.2	4.9
Other[1]	20.3	9.7	19.3	3.3	0.4
Adjusted net (loss) income	**$(71.9)**	**$(63.7)**	**$(47.6)**	**$(11.0)**	**$20.0**
Net interest expense	7.6	26.0	49.7	61.1	70.0
Income tax (benefit) expense	(0.8)	(0.2)	(0.1)	0.3	--
Depreciation and amortization expense	41.1	54.0	64.6	74.7	70.0
Adjusted EBITDA (loss)	**$(23.9)**	**$16.1**	**$66.6**	**$125.1**	**$160.0**
Adjusted EBITDA margin	(4)%	2%	7%	13%	16%

(1) Includes (i) transaction and integration expense and (ii) stockholder activism and litigation-related (recoveries) expense.
(2) Reflects the midpoint of 2023 guidance provided in 2U's first quarter earnings release on April 26, 2023 for Net loss of $93M to $87M and Adjusted EBITDA of $157M to $163M.

2019 - 2022 Adjusted Unlevered Free Cash Flow Reconciliation

(in millions)

	2019	2020	2021	2022
Net cash provided by (used in) operating activities	$(52.0)	$29.6	$(18.1)	$10.9
Additions to amortizable intangible assets	(64.9)	(62.8)	(60.5)	(62.4)
Purchase of property and equipment	(13.4)	(6.5)	(9.8)	(11.8)
Payments on acquisition of amortizable intangible assets	(2.2)	--	--	--
Payments to university clients	26.1	5.8	6.8	6.8
Non-ordinary cash payments[1]	14.0	19.4	22.2	24.2
Adjusted free cash flow	**$(92.4)**	**$(14.5)**	**$(59.4)**	**$(32.3)**
Cash interest payments on debt	$12.1	$10.8	$25.5	$43.8
Adjusted unlevered free cash flow	**$(80.3)**	**$(3.7)**	**$(33.9)**	**$11.5**

(1) Includes transaction, integration, restructuring-related, stockholder activism, and litigation-related payments.